Exhibit 10.6

LINCOLN NATIONAL CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

For Senior Management Committee (other than CEO)

This Nonqualified Stock Option Agreement (the “Agreement”) evidences the terms of the grant by Lincoln National Corporation (“LNC”) of a Nonqualified Stock Option (the “Option”) to <First Name> <Last Name> (“Grantee”) on <Grant Date> (the “Grant Date”), and Grantee’s acceptance of the Option, in accordance with and subject to the terms and provisions of the Lincoln National Corporation 2020 Incentive Compensation Plan effective June 11, 2020 (the “Plan”) and this Agreement.  LNC and Grantee agree as follows:

1.	Shares Optioned and Option Price.

Grantee shall have an Option to purchase <Granted Amount> shares of LNC common stock (the “Shares”) for <Grant Price>  (in United States Dollars) for each Share.

2.	Vesting Dates.

The Option shall vest as follows, provided the Grantee remains in Service (defined in Paragraph 9, below) through the specified vesting date:

1/3 of the Option on the first anniversary of the Grant Date;

1/3 of the Option on the second anniversary of the Grant Date; and

1/3 of the Option on the third anniversary of the Grant Date.

In addition, upon Grantee’s termination of Service for any of the following reasons, the unvested portion of the Option shall vest as indicated:

(a)	100% as of the date of Grantee’s death; or
(b)	100% as of the date of Grantee’s termination of Service on account of Total Disability (defined in Paragraph 9, below); or
(c)

100% as of the date of Grantee’s involuntary termination of Service other than for Cause, within two (2) years after a Change of Control pursuant to the definition in effect on the day immediately preceding such Change of Control; or

(d)	Pro-rata as of the date Grantee Retires (defined in Paragraph 9, below); except that if Grantee Retires at age 62 or older, the Option shall be 100% vested as of that date.

An Option that vests pro-rata upon the event described in Subparagraph 2(d)   above shall vest according to a pro-ration formula equal to the total number of days of Service that Grantee provides during the applicable Vesting Period (defined below),  divided by the number of days in the applicable Vesting Period in which the event described in Subparagraph 2(d) occurs, multiplied by the number of Shares subject to the Option that may vest during the applicable Vesting Period (rounding up to the nearest whole Share).  For purposes of pro-rating, the applicable “Vesting Period” is the one-year period between the Grant Date and first anniversary of the Grant Date during which a portion of the Option vests, or the one-year period between anniversaries of the Grant Date during which a portion of the Option vests.

Except as provided above, any portion of the Option that is unvested upon Grantee’s termination of Service shall be deemed forfeited immediately following termination.

3.	Exercise Period.

Grantee may exercise all or part of the Option, to the extent vested, prior to the close of business at LNC headquarters on any LNC business day (in accordance with procedures established by LNC) until the first to occur of:

(a)	the tenth anniversary of the Grant Date; or
(b)	the first anniversary of the date of Grantee’s termination of Service on account of death or Total Disability; or
(c)	the fifth anniversary of Grantee’s Retirement; or
(d)	the date three (3) months after Grantee’s involuntary termination of Service other than for Cause, including the sale or disposition of the business for which Grantee provides Service; or
(e)	the date of Grantee’s termination of Service for any reason other than those described in Subparagraphs 3(b), (c), or (d), respectively.
4.	Manner of Exercise.

To exercise an Option, Grantee must:    (a) accept the terms of this award by delivering an acknowledgment (in the form specified by LNC);  (b) deliver notice of the exercise (in the form specified by LNC) to the LNC stock option administrator; and (c) submit full payment of the exercise price.  Payment of the exercise price may be made in any combination of cash, certified check, Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued on exercise of the Option), or, to the extent LNC has adopted a broker assisted cashless exercise program, through a broker assisted cashless exercise.  Any surrendered or withheld Shares will constitute payment to the extent of their Fair Market Value.

5.	Tax Withholding.

As soon as practicable after the exercise date, LNC shall cause the appropriate number of Shares to be issued to Grantee.  LNC shall not issue Shares until any required tax withholding payments are remitted to LNC by Grantee.  In accordance with procedures established by the Compensation Committee of the LNC Board of Directors (the “Committee”),  Grantee may

satisfy any required tax withholding payments in any combination of cash, certified check, or Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued on exercise of the Option) or, to the extent LNC has adopted a broker assisted cashless exercise program, through a broker assisted cashless exercise.    Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.

6.	Transferability.

Unless otherwise approved by the Committee, no rights under this Agreement may be transferred except by will or the laws of descent and distribution.  The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee.  After Grantee’s death, the Option may be exercised by the person or persons to whom the Option was transferred by will or the laws of descent and distribution.

7.	Cancellation/Rescission of Options and/or Related Exercise/Termination for Cause.

(a)If Grantee’s Service is terminated for Cause, any Shares acquired upon exercise of the Option during the six (6) month period prior to such termination for Cause shall be rescinded and any remaining portion of the Option shall be cancelled without further action by the Committee or its delegate.

(b)If Grantee fails to comply with the non-competition, non-solicitation, non-disparagement, or non-disclosure provisions described in Subparagraphs 8(a), 8(b), 8(c), and 8(d), below, before the applicable vesting date of the Option, the Option shall be cancelled without further action by the Committee or its delegate.

(c)Grantee’s failure to comply with Subparagraphs 8(a) through 8(d) at any time from the Grant Date through the six (6) month period after the applicable vesting date of this Option shall cause such Option and/or any Shares acquired upon exercise of the Option to be rescinded.

(d)(1) LNC shall notify Grantee in writing of any such rescission: (A) in the case of Subparagraph 7(a), not later than 90 days after such termination for Cause; and (B)  not later than 180 days after LNC obtains knowledge of Grantee’s failure to comply with Subparagraphs 8(a), 8(b), 8(c), or 8(d).

(2) Within ten (10) days after receiving a rescission notice from LNC: (A) Grantee must surrender to LNC the Shares acquired upon exercise of the Option, less a number of Shares having a Fair Market Value equal to the aggregate exercise price of the Option; or (B) if the Shares acquired upon exercise of the Option have been sold or transferred, (i) Grantee must make a payment to LNC of the proceeds from such sale or transfer, or (ii) if there are no proceeds from such transfer, Grantee must make a payment to LNC equal to the Fair Market Value of the Shares on the date of such transfer.

In all cases, Grantee shall pay to LNC the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the Option.

8.	Covenants.

(a) Non-Competition.  Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit(s) for which Grantee provided Service or otherwise had responsibilities for at the time of his/her termination to any other organization or business that competes with or provides, or is planning to provide, the same or similar products and/or services.  Grantee understands and agrees that this restriction is nationwide in scope.

(b) Non-Solicitation.  Grantee shall not directly or indirectly hire, manage, solicit, or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors, or service providers of LNC (including, but not limited to, doing a “lift-out” of same) whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her Service.

(c) Non-Disparagement.  Grantee shall not (1) make any public statements regarding his/her Service (other than factual statements concerning the dates of Service and positions held) or his/her termination or Retirement from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; and (2) disparage LNC or any of its affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d) Non-Disclosure & Ideas Provision.  Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any trade secrets or confidential and/or proprietary information received from or on behalf of, developed for, or otherwise relating to the business of, LNC.    Any confidentiality or non-disclosure obligations in this Agreement does not prohibit or restrict Grantee (or Grantee’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization, or any other state, local, or federal regulatory, investigative, or enforcement entity, agency, or authority. For purposes of this Agreement, a confidential disclosure to government officials or attorneys solely for purposes of reporting or investigating a suspected violation of the law (or disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal) is immune from civil and criminal liabilities under federal and state trade secret laws.    Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of Grantee’s Service.

Notwithstanding anything to the contrary herein,  LNC may, in its discretion, waive Grantee’s compliance with Subparagraphs 8(a), 8(b), 8(c), or 8(d) in whole or part in any individual case.  Moreover, if Grantee’s Service is terminated by LNC other than for Cause, a failure by Grantee to comply with the provisions of Subparagraph 8(a), above, after such termination shall not in and of itself cause rescission to the extent the Option was exercised before Grantee’s termination.

9.	Definitions.

As used in this Agreement:

 “Cause” means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of LNC or any Subsidiary; (b) any act or omission detrimental to the conduct of business of LNC or any Subsidiary; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to LNC or any Subsidiary; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (g) violation of any policy or rule of LNC or any Subsidiary; or (h) unsatisfactory performance that does not meet expectations after coaching or counseling.  Cause shall be determined in the sole discretion of the Committee.

“Retires” or “Retirement” means Grantee’s termination of Service, other than for Cause, from LNC or any Subsidiary either (i) at age 55 or older with at least five (5) years of Service or (ii) at any age with at least seven (7) years of Service as a member of LNC’s Senior Management Committee.

“Service” means Grantee’s continuous service as a common law employee of, or as a planner with a full-time agent’s contract with, LNC or any Subsidiary.  Service as a common law employee is the period of time Grantee is on the payroll of LNC or a Subsidiary.  Service as a planner is the period of time Grantee’s full-time agent’s contract is in effect.

“Subsidiary” means any corporation in which LNC has ownership of at least twenty-five percent.

“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience.  In addition, the disability must have lasted six (6) months and be expected to continue for at least six (6) more months or be expected to continue unto death.

10.	Incorporation of Plan Terms.

This award is subject to the terms and conditions of the Plan.  Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference.  In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

/s/ Dennis R. Glass

Dennis R. Glass

President and Chief Executive Officer